Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 15,319 Registration Statement Nos. 333-275587; 333-275587-01 Dated April 1, 2026; Filed pursuant to Rule 433

Worst-of NDX, RTY and SPX Trigger PLUS due May 5, 2031

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underliers:	Nasdaq-100 Index® (NDX), Russell 2000® Index (RTY) and S&P 500® Index (SPX)
Maximum payment at maturity:	$1,800 to $1,850 per security (180% to 185% of the stated principal amount)
Leverage factor:	400%
Downside threshold level:	70% of the initial level for each underlier
Pricing date:	April 30, 2026
Observation date:	April 30, 2031
Maturity date:	May 5, 2031
CUSIP:	61781EK54
Estimated value:	$944.70 per security, or within $55.00 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226018503/ms15319_424b2-11620.htm

1All payments are subject to our credit risk

Hypothetical Payment at Maturity1

The payment at maturity will be based solely on the performance of the worst performing underlier, which could be any underlier. The payoff diagram and table below illustrate the payment at maturity for a range of hypothetical performances of the worst performing underlier over the term of the securities.

Upside Scenario

If the worst performing underlier appreciates 5%, investors will receive $1,200 per security, or 120% of the stated principal amount.

If the worst performing underlier appreciates 100%, investors will receive only the maximum payment at maturity of $1,800 per security, or 180% of the stated principal amount.

Par Scenario	If the worst performing underlier depreciates 5%, investors will receive $1,000 per security.
Downside Scenario	If the worst performing underlier depreciates 85%, investors will lose 85% of their principal and receive only $150 per security at maturity, or 15% of the stated principal amount.

% Change in Closing Level of the Worst Performing Underlier	Payment at Maturity per Security
+100.00%	$1,800.00*
+50.00%	$1,800.00*
+20.00%	$1,800.00
0.00%	$1,000.00
-30.00%	$1,000.00
-31.00%	$690.00
-50.00%	$500.00
-100.00%	$0.00
*Assumes a maximum payment at maturity of $1,800 per security

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not guarantee the return of any principal and do not pay interest.

●The appreciation potential of the securities is limited by the maximum payment at maturity.

●The amount payable on the securities is not linked to the values of the underliers at any time other than the observation date.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier(s), in addition to any risks described further below, the securities are subject to the following risk(s) discussed in more detail in the accompanying product supplement.

oYou are exposed to the price risk of each underlier.

oBecause the securities are linked to the performance of the worst performing underlier, you are exposed to a greater risk of not receiving a positive return on the securities and/or sustaining a significant loss on your investment than if the securities were linked to just one underlier.

oAdjustments to an underlying index could adversely affect the value of the securities.

●The securities are subject to risks associated with small-capitalization companies.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities– United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.